UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 29, 2009

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation.

On May 29, 2009, Interleukin Genetics, Inc. (“we”, “our”, “us”) elected to draw down $1.0 million under our existing convertible credit facility (described below) with Pyxis Innovations Inc. (“Pyxis”), an affiliate of Alticor Inc., and issued a convertible promissory note to Pyxis in that amount.  The principal amount of the note is due and payable on August 16, 2011.  The note bears interest at a variable rate equal to the “prime rate” and the interest is payable quarterly.  Prior to the maturity date, any portion or the entire outstanding principal and any accrued but unpaid interest under the note is convertible at Pyxis’s election into shares of our common stock at a price of $5.6783 per share.

We originally entered into the credit facility pursuant to a note purchase agreement on October 23, 2002, which was subsequently amended on November 13, 2002, January 28, 2003, March 5, 2003, February 23, 2006, August 17, 2006, August 12, 2008 and March 11, 2009.  Under the note purchase agreement, as amended, Pyxis extended us a credit facility in the amount of $14.3 million.  In June 2008, we drew down $4.0 million and on May 29, 2009, we drew down $1.0 million, leaving $9.3 million available to us under the credit facility.  We may borrow under the credit facility until March 31, 2010.  All such borrowing becomes due on August 16, 2011 and is convertible into shares of common stock at a conversion price equal to $5.6783 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interleukin Genetics, Inc.
(Registrant)

Date: June 4, 2009	/s/ ELIOT M. LURIER
Eliot M. Lurier
Chief Financial Officer
(Signature)